Exhibit 99.1

Southern Trust Securities Announces Purchase of Additional Equity Interest in Argentine Credit Card Company

MIAMI, Fla., June 9, 2011 (GLOBE NEWSWIRE) -- Southern Trust Securities Holding Corp. ("STS") (OTCBB:SOHL), a financial services company offering broker-dealer, investment banking, investment advisory and wealth management services, announced that is has purchased an additional 12.2% equity interest in Nexo Emprendimientos S.A. ("Nexo"), an Argentine consumer loan and credit card company (the "Acquisition"). STS now owns 29.5% of Nexo. Nexo is a fast growing credit card and consumer loan financing company based in Sunchales, Argentina.

The Acquisition was consummated pursuant to the terms of a Letter of Intent ("LOI") dated April 18, 2011, which supersedes the previously announced LOI of September 8, 2010, between STS, Probenefit S.A. and Rentier Fideicomiso Financiero ("Rentier"). The new LOI gives STS until October 19, 2011 to complete the purchase of additional shares of Nexo which would give STS 60% ownership of Nexo. The terms of the new LOI are the same as the previous LOI except that the new LOI contemplates the purchase of the Nexo shares by STS in two steps. In the first step, which has been completed pursuant to a recently executed stock purchase agreement, STS purchased 12.2% of Nexo for cash consideration of US$1 million and the issuance of 1,864,857 newly issued restricted shares of STS to Rentier. In the second and last step, STS will purchase 30.5% of Nexo for cash consideration of US$2.5 million and the issuance of 4,662,143 newly issued restricted shares of STS to Rentier, all pursuant to a yet to be entered into stock purchase agreement.

The financing for the Acquisition was obtained through a private placement of 2,979,591 newly issued restricted shares of the Corporation, which generated US$1,042,857 in cash proceeds.

STSHC's CEO Mr. Robert Escobio commented, "The purchase of additional shares of Nexo and the completion of the revised LOI represent STS's continued plan to gain majority control of Nexo. We have been an investor of Nexo since 2009 and have seen it grow and perform as planned. We are very excited to increase our ownership."

About Southern Trust Securities Holding Corp.

STSHC is a financial services company offering securities brokerage, investment banking, asset management and private wealth management for a growing base of retail and institutional, corporate, and high-net-worth clients primarily in Latin America and Asia. STSHC services include access to international investment opportunities in U.S. and foreign capital markets, offshore entities for financial planning, and cross-border transactions, including private placements, bridge financing and reverse mergers into publicly-traded shell corporations. STSHC operates through its subsidiaries, Southern Trust Securities, Inc. (STS) and Southern Trust Securities Asset Management, Inc. (STSAM), Southern Trust Metals, Inc. (STM) and affiliated Geneva-based International Private Wealth Management S.A. (IPWM). STS is a member of the Securities Investors Protection Corporation (SIPC), National Futures Association (NFA), and Financial Industry Regulatory Authority (FINRA). STS clears trades through, and maintains client accounts with, Pershing LLC, a wholly owned subsidiary of The Bank of New York Mellon Co.

Forward-Looking Statements

This press release may contain statements of a forward-looking nature relating to future events. These forward-looking statements are subject to the inherent uncertainties in predicting future results and conditions. These statements reflect the Corporation's current beliefs, and a number of important factors could cause actual results to differ materially from those expressed in this press release. Except as otherwise required by federal securities laws, the Corporation undertakes no obligation to update or revise these forward-looking statements to reflect new events or uncertainties.

CONTACT:	Southern Trust Securities Holding Corp. Robert Escobio, Chief Executive Officer 305-446-4800